UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2014 (March 6, 2014)

New Residential Investment Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35777	45-3449660
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1345 Avenue of the Americas, 46th Floor New York, New York	10105
(Address of principal executive offices)	(Zip code)

212-479-3150

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01.	Entry into a Material Definitive Agreement.

On March 6, 2014 New Residential Investment Corp. (the “Company”) and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Co-Investor”) entered into an agreement (the “Agreement”) pursuant to which the Company agreed to purchase approximately $625 million current face amount of non-Agency residential mortgage securities (the “NRZ Purchased Securities”) for approximately $553 million (the “NRZ Purchase Price”). The NRZ Purchased Securities represent 75% of the mezzanine and subordinate tranches (collectively, the “Subordinate Tranches”) of a securitization previously sponsored by an affiliate of Springleaf Finance Corporation (“Springleaf”). The securitization, including the NRZ Purchased Securities, are collateralized by residential mortgage loans with a current face amount of approximately $900 million.

The Subordinate Tranches were offered for sale in a competitive auction (the “Auction”) held by Third Street Funding LLC (the “Depositor”), an affiliate of Springleaf. Prior to entering into the Agreement, the Co-Investor submitted a bid (the “Bid”) for 100% of the Subordinate Tranches. On March 6, 2014, the Co-Investor was declared the winning bidder, and it will purchase 25% of the Subordinate Tranches on the same terms as the Company’s purchase.

The Company’s obligation to purchase the NRZ Purchased Securities is subject to obtaining financing, and the Co-Investor agreed to provide such financing to the Company on the terms set forth in the Agreement. The Agreement also sets forth the relative voting and other rights between the Company and the Co-Investor in respect of the securities.

The Company expects to settle the purchase by the end of the first quarter of 2014, although there can be no assurance as to the actual timing of settlement.

Springleaf is majority owned by a private equity fund managed by an affiliate of the Company’s manager. The Company’s manager, FIG LLC, is an affiliate of Fortress Investment Group LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW RESIDENTIAL INVESTMENT CORP.

Date: March 12, 2014	By:	/s/ Susan Givens
Susan Givens
Chief Financial Officer and Treasurer

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